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                                                             EXHIBIT 12

             THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                         Computation of Ratios
                     (In millions, except ratios)

                                     Twelve Months Ended December 31,
                                -----------------------------------------
                                 2000     1999     1998     1997     1996
                                -----    -----    -----    -----    -----
EARNINGS:

Income from continuing
 operations before income
 taxes and cumulative effect
 of accounting change          $1,453   $1,017   $  120   $1,433   $1,323

Add: fixed charges                175      175      154      150      139
                                -----    -----    -----    -----    -----
   Income as adjusted          $1,628   $1,192   $  274   $1,583   $1,462
                                =====    =====    =====    =====    =====

FIXED CHARGES AND
 PREFERRED DIVIDENDS:

Fixed charges:
 Interest expense and
  amortization                 $  116   $   99   $   75   $   86   $   87
 Dividends on redeemable
  preferred securities             31       36       38       33       13
 Rental expense (1)                28       40       41       31       39
                                -----    -----    -----    -----    -----
    Total fixed charges           175      175      154      150      139

Preferred stock dividend
 requirements                      15       17       13       20       38
                                -----    -----    -----    -----    -----
    Total fixed charges
     and preferred stock
     dividend requirements     $  190   $  192   $  167   $  170   $  177
                                =====    =====    =====    =====    =====

Ratio of earnings to
 fixed charges                   9.32     6.80     1.78    10.56    10.51
                                =====    =====    =====    =====    =====
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividend requirements           8.59     6.22     1.64     9.33     8.25
                                =====    =====    =====    =====    =====


(1) Interest portion deemed implicit in total rent expense. Amount for 1999 includes an $11 million provision representative of interest included in charge for future lease buy-outs recorded as a result of The St. Paul's cost reduction program. Amount for 1998 includes an $11 million provision representative of interest included in charge for future lease buy-outs recorded as a result of The St. Paul's merger with USF&G Corporation.